CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our reports dated October 24, 2024, with respect to the financial statements of Allspring Adjustable Rate Government Fund, Allspring Core Plus Bond Fund, Allspring Government Securities Fund, Allspring High Yield Bond Fund, Allspring Short Duration Government Bond Fund, Allspring Short-Term Bond Plus Fund, Allspring Short-Term High Income Fund, and Allspring Ultra Short-Term Income Fund, eight of the funds comprising Allspring Funds Trust, as of August 31, 2024, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts
December 20, 2024